Free Writing Prospectus to Preliminary Pricing Supplement No. 2,972

Registration Statement Nos. 333-275587; 333-275587-01

Dated July 16, 2024; Filed pursuant to Rule 433

Morgan Stanley

3-Year Trigger PLUS Based on the Performance of an Equally Weighted Basket Consisting of Ten Stocks

This document provides a summary of the terms of the Trigger PLUS. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Basket:	Basket Component	Weighting
	Advanced Micro Devices, Inc. common stock (AMD)	10%
	Alphabet Inc. class C capital stock (GOOG)	10%
	Applied Materials, Inc. common stock (AMAT)	10%
	Broadcom Inc. common stock (AVGO)	10%
	Constellation Energy Corporation common stock (CEG)	10%
	Meta Platforms, Inc. class A common stock (META)	10%
	Microsoft Corporation common stock (MSFT)	10%
	Micron Technology, Inc. common stock (MU)	10%
	NVIDIA Corporation common stock (NVDA)	10%
	QUALCOMM Incorporated common stock (QCOM)	10%
Leverage factor:	125%
Maximum payment at maturity:	160% of principal
Trigger level:	70% of the initial basket value
Pricing date:	August 15, 2024
Valuation date:	August 16, 2027
Maturity date:	August 19, 2027
CUSIP:	61776MH81
Preliminary pricing supplement:	https://sec.gov/Archives/edgar/data/1666268/000183988224021958/ms2972_424b2-13152.htm

Hypothetical Payout at Maturity1

The Trigger PLUS
The Basket
$1,600 Hypothetical Maximum Payment at Maturity
PLUS Zone
Trigger Zone
$1,000 Stated Principal Amount
Payment at Maturity on the Trigger PLUS
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
-30%
48%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Percentage Change in the Basket Closing Value

Change in Basket	Return on Trigger PLUS
+100.00%	+60.00%*
+80.00%	+60.00%*
+60.00%	+60.00%*
+48.00%	+60.00%
+40.00%	+50.00%
+30.00%	+37.50%
+20.00%	+25.00%
+10.00%	+12.50%
0.00%	0.00%
-10.00%	0.00%
-20.00%	0.00%
-30.00%	0.00%
-31.00%	-31.00%
-40.00%	-40.00%
-60.00%	-60.00%
-80.00%	-80.00%
-100.00%	-100.00%
*Assumes a maximum payment at maturity of 160% of principal

1All payments are subject to our credit risk

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Basket Components

For more information about the basket components, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Trigger PLUS

●The Trigger PLUS do not pay interest or guarantee return of any principal.

●The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity.

●The market price of the Trigger PLUS will be influenced by many unpredictable factors.

●The Trigger PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The amount payable on the Trigger PLUS is not linked to the basket closing value at any time other than the valuation date.

●Investing in the Trigger PLUS is not equivalent to investing in the basket components.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Trigger PLUS in the original issue price reduce the economic terms of the Trigger PLUS, cause the estimated value of the Trigger PLUS to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the Trigger PLUS is approximately $973.70 per Trigger PLUS, or within $45.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Trigger PLUS.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the Trigger PLUS.

●The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.

Risks Relating to the Basket Components

●Changes in the values of the basket components may offset each other.

●Basket stock prices can be volatile.

●We are not affiliated with the issuers of the basket stocks.

●We may engage in business with or involving one or more of the issuers of the basket stocks without regard to your interests.

●The share closing prices of the basket stocks may come to be based on the value of the stock of companies other than the issuers of the basket stocks.

●The adjustments to the adjustment factors the calculation agent is required to make do not cover every corporate event that can affect the basket stocks.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Trigger PLUS – Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS, and you should consult your tax adviser.